EXHIBIT 5





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                                  HART & TRINEN
                               1624 Washington St
                                Denver, CO 80203
                                 (303) 839-0061
                              (303) 839-5414 - Fax
                           harttrinen@aol.com - email



                                 March 29, 2004

Sharps EliminationTechnologies, Inc.
4750 Paton St.
Vancouver, British Columbia
Canada V6L 2J1

     This letter will constitute an opinion upon the legality of the sale by Travelshorts.com, Inc. d/b/a Sharps Elimination Technologies, Inc., a Washington corporation, of up to 10,000,000 shares of common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of the Company of shares of common stock issuable upon the exercise of options or shares issued as stock bonuses pursuant to the stock option and stock bonus plans referred to in such Registration Statement.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Washington, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

                                           Very truly yours,

                                           HART & TRINEN, L.L.P.



                                           /s/ William T. Hart
                                           ------------------------
                                           William T. Hart